Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Offering Circular of our report dated September 16, 2024, relating to the consolidated financial statements of Old Glory Holding Company and Subsidiaries as of and for the years ended December 31, 2023 and 2022. We also consent to the reference to our firm under the heading “Experts” in the Offering Circular.

/s/ Bonadio & Co., LLP

Eide Bailly LLP

Laguna Hills, CA

September 26, 2024